Liberty
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The Liberty Corporation. Box 789 Greenville, SC 29602-0789


For Further Information: Ken Jones (864) 609-3496


            LIBERTY CORP. COMPLETES SALE OF ITS INSURANCE OPERATIONS
                            TO ROYAL BANK OF CANADA

GREENVILLE, S.C., November 1, 2000 - The Liberty Corp. (NYSE: LC) today announced that it has completed the sale of its insurance operations to Royal Bank of Canada for approximately $650 million in cash. In June, Liberty announced plans to exit the insurance business and focus on aggressively expanding its core broadcasting business and the new media/digital opportunities associated with broadcasting. Shareholders approved the sale at a special meeting held September 29, 2000.

     A major group broadcaster, Liberty's Cosmos subsidiary currently owns twelve network-affiliated television stations, including seven NBC affiliates (WALB-TV, Albany, Ga.; KCBD-TV, Lubbock, Tx.; WAVE-TV, Louisville, Ky.; WIS-TV, Columbia, S.C.; WSFA-TV, Montgomery, Ala.; WFIE-TV, Evansville, Ind.; and KPLC-TV, Lake Charles, La.); three ABC affiliates (KAIT-TV, Jonesboro, Ark., WLOX-TV, Biloxi, Miss., and WWAY-TV, Wilmington, N.C.); and two CBS affiliates (KGTB-TV, Harlingen, Tx., and WTOL-TV, Toledo, Ohio). Additionally, Cosmos has entered into a definitive agreement to acquire Civic Communication. The Civic acquisition will add WLBT-TV, the NBC affiliate in Jackson, MS., KLTV-TV, the ABC affiliate in Tyler, Tx. and KTRE-TV, the satellite affiliate of KLTV in Lufkin, Tx. The transaction is subject to regulatory approval and other customary conditions and is expected to close in the fourth quarter of 2000. Cosmos also owns CableVantage Inc., a cable advertising sales subsidiary; Take Ten productions, a video production facility; Broadcast Merchandising Company, a professional broadcast equipment dealership, and SuperCoups USA, a direct mail coupon business serving small business owners.

Forward-Looking Statements
The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information contained herein or in any other written or oral statements made by, or on behalf of the Company, is or may be viewed as forward looking. The words "expect," "believe," "anticipate" or similar expressions identify forward-looking statements. Although the Company has used appropriate care in developing any such forward looking information, forward looking information involves risks and uncertainties that could significantly impact actual results. These risks and uncertainties include, but are not limited to, the following: changes in national and local markets for television advertising; changes in general economic conditions, including the performance of financial markets and interest rates; competitive, regulatory, or tax changes that affect the cost of or demand for the Company's products; and adverse litigation results. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future developments, or otherwise.

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